EXHIBIT 6.6

LOAN AGREEMENT

BETWEEN:

2749960 ONTARIO LTD.

(hereinafter called the “Lender”)

OF THE FIRST PART

- and –

MADRE TIERRA MINING LTD.

(hereinafter referred to as the “Borrower”)

OF THE SECOND PART

WHEREAS the Lender and the Borrower have agreed to enter into an arrangement whereby the Lender has agreed to lend and the Borrower has agreed to borrow US$149,985 (the “Loan”) subject to the terms and conditions contained herein;

AND WHEREAS the Borrower requires the Loan on a short-term basis to cover working capital needs and for its operations in Colombia;

NOW THEREFORE in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. The Loan

The Lender hereby agrees to lend to the Borrower the principal sum of $149,985 in lawful money of the United States of America (the “Principal”). Interest shall be payable on the Principal, as well as interest on interest accrued and unpaid when due and shall be calculated and payable at a rate of 6.0% per annum (the “Interest Rate”) and in accordance with the terms of this Loan Agreement.

2. Repayment

The Borrower shall repay the Loan (the Principal that has been drawn on and accrued interest) in cash on demand by the Lender on 90 days’ notice. The Borrower and the Lender may negotiate repayment of the Loan via the transfer of securities or other investment products but any arrangement for repayment other than cash remains subject to a subsequent written agreement.

3. Conditions of Advance

The Lender agrees to advance the Loan, in such installments as requested by the Borrower, in writing, promptly upon receiving such written request following the execution of this Agreement by the Lender, solely on the condition that the Loan is used by the Borrower towards working capital needs and its operations in Colombia.

1

4. Waiver of Formalities

The Lender hereby waives presentment, notice of dishonour and protest.

5. Waivers Generally

No waiver of any right or remedy of the Lender hereunder shall be effective unless in writing and signed by the Lender and any waiver granted by the Lender shall be effective only to the extent and in the circumstances specified therein. No failure, delay or omission by the Lender to exercise or enforce any rights or remedies under this note or any security collateral hereto shall constitute a waiver thereof or of any other rights or remedies of the Lender.

6. Assigns, Successors and Governing Law

This note shall not be assignable by the Borrower without the prior written consent of the Lender. This note shall enure to the benefit of and be binding upon the respective successors of the Borrower and the Lender and the assigns of the Lender and the permitted assigns of the Borrower. This note shall be governed by and construed in accordance with the laws of the Province of Ontario and federal laws of Canada applicable therein.

[signature page follows]

2

Dated as of November 19, 2021

2749960 Ontario Ltd.

By:	/s/ Damian Lopez
Authorized Signing Officer

MADRE TIERRA MINING LTD.

By:	/s/ Sasha Kaplan
Authorized Signing Officer

3